Exhibit 10.2

ABINGTON BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 28th day of November 2007, between Abington Savings Bank, a Pennsylvania chartered stock-form savings bank doing business as “Abington Bank” (the “Bank”), and Robert W. White (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Bank, and the Executive and the Bank have previously entered into an employment agreement dated December 29, 2006 (the “Prior Agreement”);

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of Abington Bancorp, Inc., a Pennsylvania corporation (the “Corporation”);

WHEREAS, the Corporation and the Bank are referred to together herein as the “Employers”;

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Code, as well as certain other changes;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(b)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Employers.

(c)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)           Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on the occurrence of any of the following events:

(i)
any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii)	any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)           IRS.  IRS shall mean the Internal Revenue Service.

(i)           Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than fifteen (15) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 11 hereof.

(j)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Titles; Term of Employment.

(a)           The Bank hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank’s Board of Directors.  The Executive shall also keep himself up to date with and familiar with developments in the thrift industry and attend substantially all of the regular monthly meetings of the Board of Directors and periodic meetings of the various committees of the Board, as requested. He shall work at the main office of the Bank, as that shall be designated from time to time.

(b)           The term of employment under this Agreement shall be for three years beginning on the date of this Agreement and ending on the third anniversary of the date of this Agreement, plus such extensions, if any, as are provided below (the “Employment Period”).  Except as provided in Section 2(c), beginning on the date of this Agreement, on each day during the Employment Period, the Employment Period shall automatically be extended for one additional day, unless either the Bank, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given. Upon termination of the Executive’s employment with the Bank for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease. Prior to December 31, 2007 and each December 31 thereafter, the Board of Directors of the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance hereunder) the daily extensions of the term of this Agreement, and the Board of Directors shall determine whether to permit such daily extensions to continue.

(c)           Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason, provided that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

3.           Compensation and Benefits.

(a)           The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $295,000 per year (“Base Salary”). The Base Salary may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.  The salary under this Section 3(a) shall be payable to the Executive not less frequently than monthly or other than in conformity with the Employers’ policy in relation to salaried executive employees.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)           The Executive’s compensation, benefits and expenses payable under this Agreement (including but not limited to Sections 3, 4 and 5 hereof) shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer; provided, however, that if the Executive devotes less than 10% of his time to the Corporation, such amounts shall be paid by the Bank.

4.           Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           General.  The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           Termination for Cause or Voluntary Resignation.  In the event that (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           Disability Benefits.  In the event the Executive’s employment is terminated during the Employment Period as a result of Disability, then the Executive shall be entitled to receive annual disability benefits which are at least equal to 60% of his annual Base Salary as in effect immediately prior to his termination of employment. If the disability benefits payable to the Executive pursuant to short-term and long-term disability policies of the Employers, together with other insurance, retirement and medical benefits provided by the Employers and any Social Security disability benefits provided to the Executive, do not equal at least 60% of the Executive’s Base Salary, then the Employers shall pay to the Executive a supplemental disability benefit each year equal to (i) 60% of the Executive’s Base Salary, minus (ii) the sum of (A) the disability benefits payable to the Executive pursuant to disability policies of the Employers, (B) the other insurance, retirement and medical benefits provided by the Employers to the Executive, and (c) any Social Security disability benefits provided to the Executive. The supplemental disability benefits shall be paid to the Executive in as equal as possible monthly installments on the first business day of each month, subject to adjustment each month as the amounts in clause (ii) above change, and shall be paid until the Executive reaches his seventieth (70th) birthday.

(d)           Death Benefits.  In the event that the Executive dies during the Employment Period, then the Employers shall pay to his spouse (or to his estate if his spouse is no longer living or if he is no longer married) a lump sum cash payment equal to the present value of the Base Salary that would have been paid to the Executive for the thirty-six (36) months following the date of his death, based on the Base Salary in effect at the time of death.  The present value shall be calculated using a discount rate equal to the applicable federal rate compounded monthly (determined under Section 1274(d) of the Code) as published by the Internal Revenue Service for the month in which the date of death occurs.

(e)           Retirement Benefits.    In the event the Executive’s employment is terminated during the Employment Period due to Retirement, then the Executive shall be entitled to benefits under any pension or other retirement plans of the Employers covering the Executive in lieu of any payments or other benefits under this Agreement subsequent to the date of Retirement.

(f)           Involuntary or Good Reason Termination Prior to a Change in Control.  In the event that (i) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, in each case prior to a Change in Control, then the Bank shall:

(A)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to the product of (i) the sum of the Base Salary per year then in effect and the highest cash bonus paid in the prior three calendar years, in each case the portion thereof paid by the Bank, multiplied by (ii) three (3),

(B)           maintain and provide for a period ending at the earlier of (i) the expiration of the Employment Period or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee, the Executive’s continued participation in all group insurance, life insurance, health and accident, and disability insurance coverage offered by the Bank in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Bank or any successors pursuant to this Section 5(f)(B) shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employers shall arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan at no additional cost to the Executive; and

(C)           pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to the projected cost to the Bank of providing benefits to the Executive for a period of twenty-four (24) months pursuant to any other employee benefit plans, programs or arrangements offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination (other than cash bonus plans, retirement plans or stock compensation plans of the Bank or the Corporation), with the projected cost to the Bank to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

(g)           Involuntary or Good Reason Termination Concurrently with or Subsequent to a Change in Control.  In the event that (i) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, in each case either concurrently with or subsequent to a Change in Control, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable:

(A)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to 2.99 times that portion of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) paid by the Bank,

(B)           maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee, the Executive’s continued participation in all group insurance, life insurance, health and accident, and disability insurance coverage offered by the Bank in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Bank or any successors pursuant to this Section 5(g)(B) shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Bank shall arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan at no additional cost to the Executive; and

(C)           pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to the projected cost to the Bank of providing benefits to the Executive for a period of thirty-six (36) months pursuant to any other employee benefit plans, programs or arrangements offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination (other than cash bonus plans, retirement plans or stock compensation plans of the Bank or the Corporation), with the projected cost to the Bank to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(f) and (g) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

8.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Standards and Non-Competition.  The Executive shall perform the Executive’s duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board of Directors of the Bank. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the thrift industry. The Executive agrees that during the term of his employment hereunder, except with the express consent of the Employers, he will not, directly or indirectly, engage or participate in, become a trustee or director of, or render advisory or other services for any other firm, corporation, business entity or business enterprise that accepts deposits from the public or makes loans to the public (a “Competing Business”), provided, however, that the Executive shall not be precluded or prohibited from owning passive investments in any Competing Business so long as such ownership does not require him to devote time to or participate in the management of the business in which he has invested. If the Executive’s employment is terminated by the Executive without Good Reason or by the Employers for Cause, then the Executive shall not become an officer, employee, director, trustee or partner of or render services to any Competing Business (except for passive investments of less than 5% of the Competing Business) which accept deposits and/or makes loans to the public within the marketing area of the Employers as it exists at the time of the Executive’s termination for a period of two (2) years following such termination of employment; and if the Executive is employed by a Competing Business which opens an office and/or extends its operations into the prohibited marketing area of the Employers within two (2) years following the Executive’s termination of employment with the Employer, he must terminate his employment with the Competing Business until the two (2) year period has expired. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, the Executive shall have no employment contract or other written or oral agreement concerning employment as an officer or employee with any entity or person other than the Employers. Nothing contained in this Agreement shall in any way restrict the right of the Executive to serve as a director, officer, trustee or in any similar capacity with respect to any not-for-profit organization, any fraternal organization or any church or religious organization, or as a trustee or fiduciary with respect to any trust, will or estate.  The Employers’ marketing area is each county in which the Bank actively solicits deposits and mortgage loans.  This Section 9 shall not be applicable if the Executive’s employment is terminated following a Change in Control for any reason other than for Cause.

10.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:	Secretary
Abington Bancorp, Inc.
180 Old York Road
Jenkintown, Pennsylvania 19046

To the Bank:	Secretary
Abington Savings Bank
180 Old York Road
Jenkintown, Pennsylvania 19046

To the Executive:	Robert W. White
At the address last appearing on the personnel records of the Employers

12.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

14.           Invalidity; Enforceability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect for the American Arbitration Association, Philadelphia, Pennsylvania, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

16.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

17.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.           Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

19.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

21.           Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement, within thirty (30) days following the date such judgment, arbitration or settlement becomes final and non-appealable.

22.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein, including but not limited to the Prior Agreement, are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	ABINGTON SAVINGS BANK

/s/ Frank Kovalcheck	By:	/s/ Robert J. Pannepacker, Sr.
	Name:	Robert J. Pannepacker, Sr.
	Title:	Director

EXECUTIVE

By:	/s/ Robert W. White
Robert W. White